                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                              Bemis Company, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              Bemis Company, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


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     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

                              BEMIS COMPANY, INC.

                                                        222 S. NINTH STREET,
                                                        SUITE 2300
                                                        MINNEAPOLIS, MINNESOTA
                                                        55402
                                                        TELEPHONE: (612)
                                                        376-3000

                                                                  March 21, 1994
Dear Stockholders:

    The Annual Meeting of Bemis Company will be held in the Main Ballroom at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota on Thursday, May 5, 1994, at 9:00 a.m. You are cordially invited to attend. Although the meeting itself is usually brief, there will be a report on 1993 and comments on the upcoming year. There is also ample opportunity both before and after the meeting to meet and talk informally with the directors and officers of the Company. We hope you are able to attend. Whether or not you can make the meeting, please take the time to vote your proxy.

    On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

                                          Sincerely,

                                          John H. Roe
                                          President and Chief Executive Officer

                              BEMIS COMPANY, INC.

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1994

    The Annual Meeting of Stockholders of Bemis Company, Inc. will be held in the Main Ballroom, Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on Thursday, May 5, 1994, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

    1.  To elect four directors for a term of three years.

    2.  To vote upon the proposed 1994 Stock Incentive Plan.

    3. To vote upon ratification of the appointment of Price Waterhouse as independent auditors of the Company.

    4.  To transact such other business as may properly come before the meeting.

    Only stockholders of record at the close of business March 18, 1994 will be entitled to receive notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          Scott W. Johnson, Secretary
March 21, 1994

            PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                              BEMIS COMPANY, INC.

                             222 SOUTH NINTH STREET
                                   SUITE 2300
                          MINNEAPOLIS, MINNESOTA 55402
                                PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 5, 1994
               SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

    The enclosed proxy is solicited by the Board of Directors of Bemis Company, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on Thursday, May 5, 1994. The shares represented by all properly executed proxies received by the Company prior to the meeting and not revoked will be voted in accordance with the instructions of the stockholder. A proxy may be revoked by the person executing it at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

    All costs of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them. Proxies may be solicited personally, by mail, by telephone or by telegraph by directors, officers or other regular employees of the Company without remuneration other than regular compensation.

    The mailing address of the principal executive office of the Company is 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. This proxy statement and the form of proxy which is enclosed are being mailed to stockholders commencing on or about March 21, 1994.

          RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    Only stockholders of record at the close of business March 18, 1994 will be entitled to vote at the meeting. On March 10, 1994, the Company had outstanding 51,211,326 shares of Common Stock. Each share entitles the stockholder of record to one vote. In connection with the election of directors, stockholders may exercise cumulative voting.

    As set forth below, at the meeting stockholders will elect a class consisting of four directors for a three-year term expiring in 1997. As provided by Missouri law and the Company's By-Laws, under cumulative voting each stockholder has the right in the election to cast as many votes as equal the number of voting shares held, multiplied by the number of directors to be elected at the meeting. A stockholder may cast all his or her votes for one nominee in the class or distribute them among as many nominees in the class as he or she chooses. The four nominees having the highest number of votes will be elected as directors to serve a three-year term expiring in 1997.

    Unless otherwise specified in the proxy, a proxy solicited by the Board of Directors will be voted for the four nominees set forth herein, or votes will be cumulated for any or all of the nominees, in such manner as the proxies, in their discretion may determine. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

    The only person known to the Company to beneficially own as of February 7, 1994 more than 5% of the outstanding Common Stock of the Company is set forth in the following table. First Trust National Association, the Trustee of the Plan, has shared voting and investment power as to all shares.

                                                    NUMBER OF SHARES      PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED    OF CLASS
- -------------------------------------------------  -------------------  -----------
Bemis Investment Incentive Plan                          2,791,611          5.264%
222 South Ninth Street, Suite 2300
Minneapolis, MN 55402

    Set forth below is certain information regarding the beneficial ownership of Common Stock of the Company as of February 7, 1994 by each director, each executive officer of the Company named in the Summary Compensation Table on page 6 of this proxy statement and all directors and executive officers of the Company as a group.

                                            AMOUNT AND
                                             NATURE OF
                                            BENEFICIAL       PERCENT
                  NAME                    OWNERSHIP(1)(2)   OF CLASS
- ----------------------------------------  ---------------   ---------
Edward W. Asplin                               196,291          *
Winslow H. Buxton                                6,000          *
E. Thomas Binger                                52,064          *
Howard J. Curler                               713,138(3)        1.3%
Jeffrey H. Curler                              551,307(4)        1.0%
Benjamin R. Field                              152,282          *
Robert A. Greenkorn                             40,000          *
Scott W. Johnson                                83,458          *
Loring W. Knoblauch                              5,100          *
Edwin S. McBride                               212,941          *
Nancy Parsons McDonald                         344,133(5)       *
Robert F. Mlnarik                              235,188          *
Edward N. Perry                                 16,270          *
John H. Roe                                  1,339,118(6)        2.5%
Winston R. Wallin                               42,000(7)       *
Robert F. Zicarelli                             40,000          *
All Directors and Executive Officers
 as a Group (18 persons)                     4,197,847           7.9%

- ------------------------
(1) Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.
(2) Includes options to purchase shares of the Common Stock of the Company for the persons indicated, as follows: Winslow H. Buxton (5,000 shares); Jeffrey
    H. Curler (100,000 shares); Benjamin R. Field (30,000 shares); Scott W. Johnson (40,000 shares); Loring W. Knoblauch (5,000 shares); Robert F. Mlnarik(100,000 shares); John H. Roe (340,000 shares); Winston R. Wallin (20,000 shares); and all directors and executive officers as a group (700,000 shares). Also includes grants under the 1984 Bemis Stock Award Plan made subject to restrictions which have not as yet lapsed as follows:
    Jeffrey  H. Curler (88,000 shares); Benjamin R. Field (30,000 shares); Scott
    W. Johnson (20,000 shares); Robert F. Mlnarik

    (88,000 shares); John H. Roe (80,000 shares); and all directors and executive officers as a group (366,000 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows: Howard J. Curler (18,775 shares); Jeffrey H. Curler (9,562 shares); Benjamin R. Field (9,063 shares); Scott W. Johnson (812 shares); Edwin S. McBride (15,320 shares); Robert F. Mlnarik (4,517 shares); John H. Roe (12,342 shares); and all directors and executive officers as a group (79,142 shares).
(3) Includes 236,384 shares owned by Mr. Curler's wife in which he disclaims any beneficial interest.
(4) Includes 115,600 shares in a trust of which Mr. Curler is a co-trustee.
(5) Includes 31,800 shares in a trust for Mrs. McDonald's children in which she disclaims any beneficial interest and 172,911 shares in trusts in which she has a beneficial interest.
(6) Includes 320,000 shares in a trust of which Mr. Roe is co-trustee, 88,178 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest. It does not include 7,092 shares in trusts for Mr. Roe's children in which he disclaims any beneficial interest.
(7) Includes 8,000 shares in a Foundation of which Mr. Wallin is a co-trustee. (*) Less than one percent (1%) of outstanding Common Stock of the Company.

                     INFORMATION WITH RESPECT TO DIRECTORS

    Directors are divided into three classes elected on a staggered basis for terms of three years. The Company has nominated four persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 1997 and will serve until their successors have been duly elected and qualified.

DIRECTOR NOMINEES FOR TERMS EXPIRING IN 1997

HOWARD J. CURLER, 68                                         Director Since 1972

Mr. Curler is retired Chairman of the Company, a position he held from 1987 to 1992. From 1978 to 1990 he was also Chief Executive Officer. He is a member of the Executive and Finance Committee and the Nominating Committee. Mr. Curler is the father of Jeffrey H. Curler.

ROBERT A. GREENKORN, 65                                      Director Since 1984

Professor Greenkorn is Vice President for Research and Dean of the Graduate School at Purdue University, positions he has held for more than the last five years. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.

ROBERT F. MLNARIK, 53                                        Director Since 1992

Mr. Mlnarik is Executive Vice President of the Company, a position he has held since 1991. Since 1987 he has also served as President and Chief Executive Officer of Morgan Adhesive Company, a subsidiary of the Company.

WINSLOW H. BUXTON, 54                                        Director Since 1993

Mr. Buxton is Chairman, President and Chief Executive Officer of Pentair, Inc. a diversified manufacturing company whose principal products are in General Industrial Equipment, Specialty Products and Paper Products. He has been President and CEO since 1992 and Chairman since 1993. He was Chief Operating Officer from 1990 to 1992 and Vice President--Paper Group from 1989 to 1990. He has been a Director of Pentair since 1990. He is a member of the Compensation and Nominating Committees.

DIRECTORS WHOSE TERMS EXPIRE IN 1995

NANCY PARSONS McDONALD, 55                                   Director Since 1982

Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the last five years. She is chair of the Community Relations Committee and a member of the Audit Committee and the Nominating Committee.

ROBERT F. ZICARELLI, 70                                      Director Since 1984

Mr. Zicarelli retired in 1990 as Chairman and Chief Executive Officer of Norwest Venture Capital Management, Inc., the management company for Norwest Growth Fund, Inc. and certain of its venture affiliates. These companies are subsidiaries of Norwest Corporation and affiliates of Norwest Bank Minnesota, N.A. Mr. Zicarelli held this position for more than five years prior to his retirement. He is also a director of National Computer Systems, Inc. Mr. Zicarelli is Chairman of the Compensation Committee and a member of the Executive and Finance Committee and the Nominating Committee.

WINSTON R. WALLIN, 68                                        Director Since 1986

Mr. Wallin is Chairman of the Board of Medtronic, Inc., a manufacturer of cardiac pacemakers and other medical devices. He has held that position since 1986. Mr. Wallin served Medtronic as President from 1985 to 1989 and as Chief Executive Officer from 1985 to 1991. He is also a director of SUPERVALU INC. and Cargill, Inc. He is a member of the Compensation Committee, the Executive and Finance Committee and the Nominating Committee.

JEFFREY H. CURLER, 43                                        Director Since 1992

Mr. Curler is Executive Vice President of the Company, a position he has held since 1991. Since 1982 he has also served as President of Curwood Inc., a subsidiary of the Company. Mr. Curler is the son of Howard J. Curler.

DIRECTORS WHOSE TERMS EXPIRE IN 1996

JOHN H. ROE, 54                                              Director Since 1978

Mr. Roe is President and Chief Executive Officer of the Company, a position he has held since 1990. He was President and Chief Operating Officer from 1987 to 1990 and Executive Vice President from 1982 to 1987. He is also a director of First Trust Company, Inc. He is Chairman of the Executive and Finance Committee.

EDWIN S. McBRIDE, 68                                         Director Since 1980

Mr. McBride retired as Executive Vice President of the Company in 1991. He had held that position since 1987. He is a member of the Nominating Committee and the Community Relations Committee.

EDWARD N. PERRY, 47                                          Director Since 1992

Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982. He has been a partner at Perkins, Smith & Cohen since 1990. He is a member of the Audit Committee and the Nominating Committee.

LORING W. KNOBLAUCH, 52                                      Director Since 1993

Mr. Knoblauch is Vice President, Business Development International of Honeywell, Inc., a provider of control components, products, systems and services. He has held this position since 1992. From 1986 to 1992 he was President of Honeywell Asia Pacific based in Hong Kong. He is a member of the Compensation Committee and the Nominating Committee.

                               PERFORMANCE GRAPH

    The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years with the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes and against whose performance the Company is often compared by financial analysts assuming the investment of $100 in each on January 1, 1989 and the reinvestment of all dividends when and as paid. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the peer group are: Avery Dennison Corporation; Ball Corporation; Crown Cork & Seal Company, Inc.; James River Corporation; Sealed Air Corporation; Sealright Co. Inc.; Sonoco Products Company; Stone Container Corporation; Union Camp Corporation. Engraph Inc. was included in the 1992 performance graph but has been excluded from the 1993 performance graph because it was acquired by Sonoco Products Company during 1993. The Company is not included in the peer group.

                              BEMIS COMPANY, INC.
                          RELATIVE MARKET PERFORMANCE
                            TOTAL RETURN 1989 - 1993

                                                           1-1    12-31  12-31  12-31  12-31  12-31
                                                          1989    1989   1990   1991   1992   1993
Bemis Company                                              100    151    133    188    235    236
S&P 500                                                    100    132    127    166    179    197
Peer Group                                                 100    110     97    128    137    138

                             EXECUTIVE COMPENSATION

    The following table shows compensation paid to the Company's Chief Executive Officer and each of its four most highly compensated executive officers during the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                 COMPENSATION AWARDS
                                                                               -----------------------
                                                        ANNUAL COMPENSATION     RESTRICTED               ALL OTHER
NAME AND                                               ----------------------     STOCK        STOCK     COMPENSA-
PRINCIPAL POSITION                            YEAR       SALARY     BONUS(1)    AWARDS(2)     OPTIONS     TION(3)
- ------------------------------------------  ---------  ----------  ----------  ------------  ---------  -----------
John H. Roe                                      1993  $  400,000  $  187,200       --          --        $   7,500
Chief Executive Officer                          1992     350,000     247,100       --          --            7,300
                                                 1991     350,000     218,500       --          --            7,300
Robert F. Mlnarik                                1993     250,000      97,500       --          --            7,300
Executive Vice President                         1992     200,000     117,700       --          --            6,400
                                                 1991     200,000     104,000       --          --            6,100
Jeffrey H. Curler                                1993     250,000      97,500       --          --            4,800
Executive Vice President                         1992     200,000     117,700       --          --            4,300
                                                 1991     200,000     104,000       --          --            4,200
Scott W. Johnson                                 1993     195,000      65,400       --          --            4,000
Senior Vice President                            1992     165,000      83,500       --          --            3,700
                                                 1991     165,000      73,800       --          --            3,600
Benjamin R. Field                                1993     195,000      65,400       --          --            6,600
Senior Vice President                            1992     160,000      75,300       --          --            4,100
                                                 1991     160,000      66,600  $    189,400     30,000        3,900

- ------------------------
(1) Includes for the years indicated performance bonuses earned pursuant to the Bemis Executive Incentive Plan. See "Report of Compensation Committee" herein.
(2) Restricted Stock Award values are calculated by multiplying the number of shares awarded times the closing market price on the date of the award. Grantees receive the stock upon the expiration of the restriction (usually six years). During the restricted period grantees receive payments equal to the dividends which would have been paid if the underlying stock had actually been distributed. As of December 31, 1993, the five named executive officers held the following number of restricted shares of Common Stock of the Company which at a closing market price of $23.625 per share had the following total market value: John H. Roe 80,000 shares, $1,890,000; Robert
    F. Mlnarik 88,000 shares, $2,079,000; Jeffrey H. Curler 88,000 shares, $2,079,000; Scott W. Johnson 20,000 shares, $472,500; Benjamin R. Field 30,000 shares, $708,750. As of the same date, 99 grantees (including the above five individuals) held 1,124,316 restricted shares with a total market value of $26,561,965.
(3) All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company match on the Bemis Investment Incentive Plan (401K) in the following respective amounts for 1993: John H. Roe $4,032 and $3,422; Robert F. Mlnarik $3,888 and $3,398;
    Jeffrey H. Curler $1,377 and $3,398; Scott W. Johnson $806 and $3,199; Benjamin R. Field $4,658 and $1,892.

    The following table shows the total number of unexercised options and the aggregate dollar value of in-the-money unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 1993. No options were granted to nor exercised by the named executive officers during 1993.

                        AGGREGATE YEAR END OPTION VALUES

                                                                  NUMBER OF             VALUE OF ALL UNEXERCISED
                                                             UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS(1)
                                                        -----------------------------  ---------------------------
                                                         PRESENTLY     NOT PRESENTLY    PRESENTLY    NOT PRESENTLY
NAME                                                    EXERCISABLE     EXERCISABLE    EXERCISABLE    EXERCISABLE
- -------------------------                               ------------  ---------------  ------------  -------------
John H. Roe                                                 340,000         --         $  3,416,250       --
Robert F. Mlnarik                                           100,000         --              868,750       --
Jeffrey H. Curler                                           100,000         --              868,750       --
Scott W. Johnson                                             40,000         --              347,500       --
Benjamin R. Field                                            15,000         15,000           73,594   $    73,594

- ------------------------
(1) Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 1993 ($23.625 per share) and the exercise price of the options.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing compensation policies for all executive officers, including the five most highly compensated officers named in the accompanying tables. The Committee establishes the total compensation for the executive officers in light of these policies. The Committee is composed entirely of non-employee directors.

    The following report describes the Company's officer compensation program and discusses the factors considered by the Committee in determining the Compensation of the Company's Chief Executive Officer and the other executive officers for 1993.

PHILOSOPHY

    The  Company  seeks  to  attract,   retain  and  motivate  a  top   quality,
experienced,   performance-oriented   senior   management   team.   The  officer
compensation program is designed to help in meeting this important objective.

    The guiding principles of the Company's officer compensation program are:

    - Create a strong and direct link between officer compensation and the Company's financial and stock performance.

    - Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards vary significantly in relation to changes in financial performance and compensate the officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results. Bonus awards, at target levels of performance, are competitive.

    - Create a significant and meaningful long term incentive tied to the Company's long term growth, financial success, and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long range planning.

    The Committee reviews the compensation of executive officers annually, although adjustments to salaries or incentive compensation usually occur less frequently. The Committee uses an outside compensation consultant and has reviewed competitive survey data on executive pay levels and practices.

PROGRAM COMPONENTS

    The officer compensation program is composed of base salary, annual bonus (the Bemis Executive Incentive Plan) and long term stock based incentive compensation. The Committee uses the services of the firm of Towers Perrin as consultants on executive compensation. Towers Perrin prepared competitive information on executive base salaries, bonuses and long term compensation programs which the Committee used in evaluating and comparing the Company's officer compensation program. The comparison companies were not the same as the peer index companies used in the performance graph on page 5. The Committee felt that the great discrepancy in sales volume among the peer index companies ($200,000,000 to $5,200,000,000 in 1992) made an executive compensation comparison using those companies inappropriate.

    Base salaries are targeted at the mid-range of competitive practice for comparable positions at comparably-sized companies. Salaries paid to officers during 1993 were consistent with such targets. Salaries for officers are reviewed annually although adjustments to salaries generally occur every two years. Adjustments are based on individual performance, changes in duties and responsibilities, promotions and general movement in executive salaries.

    Annual bonus compensation opportunities for the officer group are also set at the mid-range of competitive practice as discussed above. Individual bonuses at expected levels of performance range from 40% to 60% of salary for members of the officer group. The formula is designed to provide incentives for continuous improvements in the Company's reported earnings per share by utilizing a multiplier incentive for superior performance and conversely a multiplier disincentive for below expected performance. The starting point for measuring performance is the Company's previous year's earnings per share plus an inflation factor (measured by the change in the Consumer Price Index). To the extent that the Company's current earnings exceed or fall short of the starting point, officer's bonus percentages (40% to 60%) are multiplied by a number greater or less than the percentage by which performance exceeds (or falls short) of the target level of performance. Utilizing this formula, superior performance can and has, in prior years, resulted in premium bonus awards. As discussed under Chief Executive Officer Compensation below, the Company's 1993 earnings per share trailed those of 1992 thus, notwithstanding special circumstances also discussed below, bonuses for 1993 paid in January 1994 fell below the expected performance range. The Committee reserves the right to modify the bonus formula to accommodate unusual operating or financial events which would produce bonus calculations not aligned to the actual performance of the Company. The Committee did so in 1993 and intends to do so in 1994 (see Chief Executive Officer Compensation below).

    The Company's long term incentive compensation program consists of stock options and restricted stock grants. Non-qualified stock options are granted periodically to officers and a small number of other key executives. Stock options are exercisable at the fair market value on the date of the grant. Four-year vesting is the Company's usual practice. Options may be exercised for ten years from date of grant. No options were granted to officers in 1993. Only one named executive officer received an option in 1991, and no officer has received an option since then.

    Restricted stock grants are periodically made to officers and other key executives and managers. The restricted stock grants carry restrictions that normally lapse six or seven years after the grant. If the Company meets or exceeds pre-stated earnings per share growth goals (15% per year), the grants may be earned up to two years early (within 4-5 years for a six-year grant, and within 5-6 years for a seven-year grant). Only one named executive officer received a restricted stock grant in 1991 and no officer has received a restricted stock grant since then.

    The Committee has discussed the potential impact of the Omnibus Budget Reconciliation Act of 1993 (OBRA) particularly the $1,000,000 cap on deductibility of executive compensation. The Company's cash compensation program (base salary plus bonus) is set at levels unlikely to reach or exceed the limit for any of the Company's executive officers. All long term incentive compensation was granted prior to enactment of OBRA and thus options, when exercised, and stock awards, when restrictions lapse, will not be subject to the limitation on corporate deductibility. It is expected that all future grants of long term compensation will also be exempt from the cap because shareholder approval is being sought at the meeting for the Company's 1994 Stock Incentive Plan as discussed below. Under present rules, such approval would assure deductibility of future long term incentive compensation awards. Accordingly, the Committee has determined it is not necessary at this time to modify any of the Company's compensation programs because of OBRA.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Roe's base salary was increased by $50,000 at the beginning of 1993 to $400,000. He last received a salary increase of $50,000 effective January 1, 1991. Mr. Roe received a bonus of $187,200 on January 31, 1994 for performance related to 1993. The bonus, if calculated in accordance with the earnings per share growth formula set forth above, would have produced a lower bonus because actual earnings per share in 1993 of $0.86 were 22% lower than 1992 earnings per share of $1.10.

    The Committee did not utilize the formula discussed above for Mr. Roe or the other named executive officers because of the impact on 1993 earnings of management's decision (with which the Board concurred) to take a twenty-five cent ($0.25) per share restructuring charge in the third quarter of 1993. The charge was taken to rationalize and streamline operations and create a platform for enhanced earnings in the future. The decision, although adverse to 1993 earnings, is in the best long range interests of the Company and its shareholders. The Company last took a similar restructuring charge in 1970. Accordingly, the Committee did not feel that Mr. Roe nor the rest of the officer group should be penalized to the full extent provided by the formula for this decision. Therefore, the Committee decided to eliminate the multiplier effect and to calculate this year's bonus for Mr. Roe and the other officers under the following formula: 1993 earnings per share divided by 1992 earnings per share. This resulted in Mr. Roe receiving a bonus equal to 78% of the bonus he would have received at the expected performance level. The Committee feels that the compensation to Mr. Roe and the other officers was appropriate for their performance in 1993. Likewise, for 1994, the Committee does not feel that the officers should benefit from the lower earnings per share resulting from the twenty-five cent ($0.25) charge in 1993. Therefore, they will add $0.25 back to the 1993 earnings thus establishing $1.11 per share as the 1993 base against which 1994 earnings per share will be compared.

OTHER NAMED EXECUTIVE OFFICERS

    Like Mr. Roe, all four other named executive officers had salary adjustments on January 1, 1993 and all four last received a salary increase January 1, 1991. Bonus awards for 1993 were determined on the same basis as described for Mr. Roe and constituted 78% of the amount which would have been paid at the target level of performance. Also, like Mr. Roe, none of the other four named executive officers received restricted stock grants nor stock options during fiscal 1993.

THE COMPENSATION COMMITTEE

    Robert F. Zicarelli, Chairman
    Winslow H. Buxton
    Loring W. Knoblauch
    Winston R. Wallin

                             BEMIS RETIREMENT PLAN

    The Bemis Retirement Plan is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The following table shows estimated annual retirement benefits which would be payable at age 65 as a straight life annuity. If an employee's benefits are reduced pursuant to Internal Revenue Code limitations, the Bemis Company, Inc. Supplemental Retirement Plan provides that the Company will make a direct payment to that individual in a lump sum amount equal to the amount of the reduction. The benefits shown in the table below include these additional payments and do not reflect the statutory limitations.

                               PENSION PLAN TABLE

                 YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT
                                      DATE
FINAL AVERAGE   -------------------------------------------------
    SALARY          15          20          25      30 AND ABOVE
- --------------  ----------  ----------  ----------  -------------
     $ 150,000  $   34,100  $   45,500  $   56,900   $    68,200
       200,000      46,600      62,200      77,700        93,300
       300,000      71,600      95,500     119,400       143,200
       400,000      96,600     128,800     161,000       193,200
       500,000     121,600     162,200     202,700       243,200
       600,000     146,600     195,500     244,400       293,200
       700,000     171,600     228,800     286,000       343,200
       800,000     196,600     262,200     327,700       393,200
       900,000     221,600     295,500     369,400       443,200
     1,000,000     246,600     328,800     411,000       493,200

    Compensation covered by the Plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: John H. Roe 29 years; Robert F. Mlnarik 17 years; Jeffrey H. Curler 19 years; Scott W. Johnson 13 years; Benjamin R. Field 30 years.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

    During 1993, the Company's subsidiaries Curwood, Inc., and Milprint, Inc., purchased at market competitive prices approximately $3,556,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. Centracor also acts as a distributor for Curwood and in 1993 purchased $144,000 of product from Curwood. Centracor is owned by Michael Curler, son of Howard J. Curler and brother of Jeffrey H. Curler.

    During 1993, the Company's subsidiaries Curwood, Inc. and Mankato Corporation purchased at market competitive prices approximately $9,971,000 of rigid film, miscellaneous packaging supplies and laminator and rewinder time from Pacur, Inc. a subsidiary of Bowater P.L.C. Ron Johnson, son-in-law of Howard J. Curler and brother-in-law of Jeffrey H. Curler, is President of Pacur.

    During 1993, the Company's Packaging Machinery and Distributor Products Divisions purchased at market competitive prices approximately $361,000 of parts or assemblies from Quality Tool, Inc. which is owned by Bill Roe, brother of John H. Roe.

    At the request of the Audit Committee, consisting entirely of outside directors, Price Waterhouse conducted a review of the above transactions. Based on Price Waterhouse's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

COMPENSATION OF DIRECTORS

    Effective April 1, 1993, each director who was not an officer of the Company was paid an annual fee of $30,000. The chairpersons of the Committees of the Board received an additional $2,500. Prior to April 1, 1993 annual fees were $25,000 and $27,500, respectively. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors. Each such option is for ten years and is exercisable at the market price on the date of grant. Because of restrictions in the 1987 Stock Option Plan and its predecessors, neither Ms. McDonald nor Mr. Perry has received these options. Under the provisions of the 1994 Stock Incentive Plan discussed below, both Ms. McDonald and Mr. Perry will receive options upon stockholder approval of the Plan. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

    The Board of Directors held four meetings during the year ended December 31, 1993. All directors attended at least 75% of board meetings and meetings of committees on which they served. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

    The Executive and Finance Committee did not meet in 1993. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

    The Audit Committee held two meetings in 1993. It reviews the scope and procedures used in auditing the Company's books and reviews the Company's financial statements with management, the internal audit staff and independent auditors. It also recommends the engagement of independent auditors to the Board.

    The Community Relations Committee held one meeting in 1993. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation, and the governance of, and dispositions by, the Foundation, and makes recommendations thereon to the Board.

    The Compensation Committee held two meetings in 1993. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards.

    The Nominating Committee held four meetings in 1993. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

                 PROPOSAL TO APPROVE 1994 STOCK INCENTIVE PLAN

INTRODUCTION

    The Board of Directors recommends approval of the 1994 Stock Incentive Plan in the form attached as Exhibit A.

    The Directors believe that the Company and its stockholders have benefited substantially over the years from the use of stock options and restricted stock awards as effective means to secure, motivate and retain competent key personnel. Such plans, beginning with the first plan in 1970, have been significant factors in the success and growth of the Company. The 1970 and 1978 Stock Option Plans have expired. The 1987

Stock Option Plan, reserving an aggregate of 2,400,000 (after subsequent splits) shares of Common Stock for issuance to key employees, is expected to have, as of the date of the Meeting, 518,618 shares remaining available for option grants or for awards under the 1984 Bemis Stock Award Plan which expires in 1994.

    Because of the expiration of the 1984 Bemis Stock Award Plan in 1994, changes in the tax laws relating to the deductibility by the Company of certain types of benefits under the Omnibus Budget Reconciliation Act of 1993 (OBRA) and the expiration of the 1987 Stock Option Plan in 1997, and believing that a new plan is both necessary and appropriate for the Company to continue offering stock incentives in the form of both stock options and performance units or similar stock based incentive programs to key employees, the Board of Directors adopted the 1994 Stock Incentive Plan (the "Plan") on February 3, 1994, subject to approval by the stockholders. The Plan reserves for issuance a total of 2,000,000 shares of Common Stock, but will also have available the 518,618 shares not used under the 1987 Stock Option Plan and the 1984 Bemis Stock Award Plan. Options and Restricted Stock Awards may be granted under the 1987 Stock Option Plan and the 1984 Bemis Stock Award Plan until those plans expire, however, any shares so used will not be available for issuance under the Plan. The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The principal features of the Plan are summarized below.

SUMMARY OF THE PLAN

    ADMINISTRATION. The Committee will consist of not less than three directors who are not employees of the Company. Members of the Committee will not be eligible to participate in the Plan other than to receive the one time grant of an option to purchase 5,000 shares of the Common Stock of the Company. All members of the Committee have received such options and thus are not eligible for any further awards under the Plan. The Committee will decide to whom and when to make grants, the number of shares to be covered by the grants and any special terms and provisions relating to the exercise of the stock options or to the performance units (see discussion of Stock Options and Performance Units below). The Committee may at any time adopt such resolutions, rules and regulations for the Plan and interpret the Plan as it deems advisable. It may amend or terminate the Plan and change its terms and conditions as it deems appropriate; provided, however, that no such amendment may (a) increase the maximum number of shares subject to the Plan, except for adjustment to reflect stock dividends or other recapitalization affecting the number or kind of outstanding shares; (b) extend the termination date of the Plan; or (c) change the class of employees eligible to receive stock options or Performance Units, under the Plan.

    STOCK OPTIONS. Under the Plan, stock options (incentive and/or non-statutory stock options under the Internal Revenue Code) to purchase Common Stock of the Company, ("Options") may be granted to officers and certain key employees of the Company or any of its subsidiaries. Stock appreciation rights are not included under the Plan. No more than fifteen percent (15%) of the authorized shares may be granted as Options to any one individual during the life of the Plan. The individuals or the number of key employees who will be selected to participate in the Plan are not identifiable at this time. If the Plan had been in effect during 1993, no benefits would have been received from the Plan by Company employees, including the executive officers named in the Summary Compensation Table on page 6 of this proxy statement, because sufficient shares remained authorized for issuance under the 1987 Stock Option Plan. The only options granted in 1993 under the 1987 Stock Option Plan were grants of options to purchase 5,000 shares each to Winslow H. Buxton and Loring W. Knoblauch when they became directors.

    Generally, each Option will run for ten years from the date of grant. Vesting and other matters relating to the administration of the Plan are under the control of the Committee. The Option exercise price shall not be less than one hundred percent (100%) of the fair market value of the Common Stock of the Company on the date of grant. The exercise price may be paid in cash or, subject to the discretion of the Committee, in

Common Stock which the optionee owns. The exercise price under each Option will not change during the life of the Option regardless of changes in the market value of the Common Stock (subject only to adjustment as provided in the Plan for events such as stock splits or stock dividends). As of March 11, 1994, the fair market value, as defined, of the Common Stock was $22.00 per share. No Options may be granted after February 3, 2004.

    Each non-employee director shall receive an Option under the Plan to purchase 5,000 shares upon first becoming a member of the Board. The Company has provided a similar incentive to non-employee directors since 1984, however, for reasons no longer relevant, prior plans prevented the grant of options to non-employee directors if they held more than a small number of shares at the time they were elected. This restriction has been eliminated in the Plan and Options will be granted to non-employee Directors previously excluded. If the Plan is adopted, Ms. McDonald and Mr. Perry will each be granted an option to purchase 5,000 shares of Common Stock of the Company.

    PERFORMANCE UNITS. The Plan permits grants of performance units similar to those employed under the 1984 Stock Award Plan. Specifically, a Performance Unit represents the right to receive a payment from the Company in the form of stock, cash or a combination of both upon the achievement of established performance goals. The Committee has the authority to set the conditions to be met for payment of the Performance Units to occur.

    The Plan also provides for the granting of Performance Units to senior executive employees which would be considered "qualified performance based compensation" for purposes of the regulations issued under Internal Revenue Code
Section 162(m). Such awards would customarily be made to employees whose compensation above certain dollar levels would otherwise not be deductible to the Company. The number of Performance Units granted to any one employee in any performance period may not exceed five percent (5%) of the maximum number of shares available for issuance under the Plan. All such grants will be subject to a performance goal based on increases in earnings per share and revenue growth of the Company with specific targets established by the Committee. All awards will have a minimum performance level beneath which the awards are forfeited and all awards shall be for a six year period.

    EFFECT OF TERMINATION OF EMPLOYMENT. If a participant's employment or other service with the Company is terminated by reason of death, disability or retirement (whether early or normal), each Option held by such participant immediately becomes fully exercisable and remains exercisable for two years after such termination. Upon termination of employment due to death or disability, all Performance Units held by such participant will vest. Upon termination of employment due to "normal retirement" (as defined in the Plan), a certain number of the Performance Units held by such participant will be forfeited based upon the number of months remaining in the performance period and the remaining Performance Units will remain outstanding until the end of the performance period, at which time the Compensation Committee will evaluate the extent to which the performance criteria have been met. Upon termination of employment due to "early retirement" (as defined in the Plan), all Performance Units held by such participant will be forfeited, subject to certain Committee discretion. If a participant's employment terminates for any other reason, (i) Options that are then exercisable will continue to be exercisable for a period of three months after such termination (unless termination is for cause), and
(ii) all Performance Units held by the participant will be forfeited.

    CHANGE OF CONTROL.  In  the event a "change of  control" (as defined in  the
Plan) of the Company occurs, then, if approved by the Committee, (i) all outstanding Options other than Options granted to non-employee Directors, will become immediately exercisable in full and will remain exercisable for the remainder of their terms, and (ii) all outstanding Performance Units will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Performance Units. The Committee may determine that some or all participants holding Options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the Options.

FEDERAL TAX CONSEQUENCES

    The following description of federal income tax consequences is general and does not address specific tax consequences applicable to an individual participant who receives an Option or Performance Unit under the Plan. The Company has been advised by counsel that an optionee will not realize income upon the granting of an Option under the Plan, nor would the Company be entitled to a deduction at such time.

    There generally will be no realization of income by the optionee upon the exercise of an incentive stock option (if exercised no later than three months after any termination of employment). If the optionee does not sell the incentive stock option Common Stock within two years after the date of grant nor within one year after the exercise date, any gain or loss on a sale will be treated as long term, and the Company will not be entitled to any deduction on account of the issuance of Common Stock or the grant of the incentive stock option.

    Upon the exercise of a non-statutory stock option, the optionee will recognize ordinary income subject to withholding in the amount of the excess of the fair market value of the Company's Common Stock on the day of exercise over the stock option exercise price. The tax basis of any non-statutory stock option share of Common Stock received will be the fair market value of such shares on the date the stock option is exercised.

STOCK OPTIONS UNDER THE PLAN

    Upon stockholder approval of the Plan, certain non-employee directors of the Company will automatically receive Options under the Plan as summarized below.

                               NEW PLAN BENEFITS
                           1994 STOCK INCENTIVE PLAN

NAME AND POSITION                                                                DOLLAR VALUE        NUMBER OF OPTIONS
- ---------------------------------------------------------------------------  ---------------------  --------------------
Non-Executive Director Group...............................................                0(1)            10,000(2)

- ------------------------
(1) Options granted to non-employee directors of the Company under the Plan must have an exercise price equal to the fair market value of one share of the Common Stock on the date of grant. Accordingly, a dollar value for such Options will only be determinable at such time as the fair market value of the Common Stock exceeds the fair market value on the date of the grant.
(2) Pursuant to the terms of the Plan, each non-employee director of the Company, other than those directors who received options under the Company's 1978 Nonqualified Stock Option Plan or 1987 Stock Option Plan, is entitled to receive a non-statutory Option to purchase 5,000 shares of Common Stock on the date the Plan is approved by the Company's stockholders.

    Other than as set forth above, neither the number nor types of future Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

STOCKHOLDER APPROVAL

    The Plan will be approved if the votes cast favoring the Plan exceed the votes cast opposing approval of the Plan. Abstentions and broker non-votes are considered neither a vote "for" nor "against".

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
             THE PROPOSAL TO APPROVE THE 1994 STOCK INCENTIVE PLAN.
                            ------------------------

                            APPOINTMENT OF AUDITORS

    A further purpose of the Meeting is to vote upon the ratification of appointment of independent auditors for the year ending December 31, 1994. While neither Missouri law, the Company's Articles of Incorporation nor the Company's By-Laws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of Price Waterhouse, which has served as independent public auditor for the Company for more than sixty years. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Audit Committee. A representative of Price Waterhouse will be present at the meeting, with the opportunity to make a statement and to respond to questions.

    Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Price Waterhouse unless stockholders specify otherwise in their proxies.

                            STOCKHOLDER SUBMISSIONS

    All stockholder proposals to be presented at the next annual meeting of the stockholders to be held in 1995 and to be included in the proxy statement and form of proxy relating thereto must be received by the Company not later than December 1, 1994.

    The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          Scott W. Johnson, Secretary

BEMIS COMPANY, INC.                THIS PROXY IS SOLICITED ON
222 S. NINTH STREET, SUITE         BEHALF    OF    THE   BOARD    OF   DIRECTORS
2300                               The undersigned hereby  appoints John H.  Roe
MINNEAPOLIS, MINNESOTA             and  Scott W. Johnson,  as Proxies, each with
55402               PROXY          the  power  to  appoint  his  substitute  and
- ---------------------------        hereby  authorizes them  to represent  and to
                                   vote, and  in  their discretion  to  cumulate
                                   votes  for  any or  all  of the  nominees for
                                   election as  directors  (other than  for  any
                                   nominees  as  to  whom authority  to  vote is
                                   withheld),  as  designated  below,  all   the
                                   shares  of stock of  Bemis Company, Inc. held
                                   of record  by the  undersigned on  March  18,
                                   1994,  at the Annual  Meeting of Stockholders
                                   to be held on May 5, 1994.
1. To elect four           / /  FOR all nominees       / /  WITHHOLD AUTHORITY
   directors for a term    listed below                    to vote for all
   of three years.             (EXCEPT AS MARKED TO        nominees listed below
                           THE CONTRARY BELOW)
  Winslow H. Buxton, Howard J. Curler, Robert A. Greenkorn, Robert F. Mlnarik

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------

2. To vote upon the Proposed 1994 Stock Incentive Plan.

         / / FOR                  / / AGAINST                / / ABSTAIN
3. To vote upon ratification of the appointment of Price Waterhouse as independent auditors of the Company.

         / / FOR                  / / AGAINST                / / ABSTAIN
                          (continued on reverse side)

4. To transact such other business as may properly come before the meeting.

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   Only stockholders of record at the close of business March 18, 1994 will be entitled to receive notice of and to vote at the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSAL 2.

                                   Please sign exactly as name appears on the proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign corporate name in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                   DATED:      --------------------------------,
                                   1994
                                   ---------------------------------------------
                                   Signature
                                   ---------------------------------------------
                                   Signature if held jointly
                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.